Exhibit 15

Board of Directors and Stockholders

United Fire & Casualty Company

We are aware of the incorporation by reference in the Registration Statement (Form S-3, No. 333-133169), and in the related Prospectus Supplement, of United Fire & Casualty Company for the offer and sale of 3,500,000 shares, plus an additional 525,000 shares to cover the underwriters’ over-allotment, of its common stock of our review report dated May 1, 2006 relating to the unaudited interim Consolidated Financial Statements of United Fire & Casualty Company that are included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

/s/ Ernst & Young LLP

Chicago, Illinois

May 1, 2006